STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

03/30/2020

Work Order Item Number:	W2020033002522-494522
Filing Number:	20200577262
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	3/30/2020 11:10:00 AM
Filing Page(s):	2

Indexed Entity Information:

Entity ID: C3012-2002

Entity Name: AMERICAN BRIVISION (HOLDING) CORPORATION

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

REGISTERED AGENTS INC.

401 RYLAND ST STE 200-A, Reno, NV 89502, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

AMERICAN BRIVISION (HOLDING) CORPORATION

Nevada Business Identification # NV20021223287
Expiration Date: 02/29/2020

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 03/30/2020.

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certificate Number: B20200330695078
You may verify this certificate online at http://www.nvsos.gov

Filed in the Office of	Business Number C3012-2002
Barbara K. Cegavske	Filing Number 20200577262
Secretary of State State Of Nevada	Filed On 3/30/2020 11:10:00 AM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

American BriVision (Holding) Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV is hereby amended and restated in its entirety to read as follows:

The Corporation is authorized to issue a total of 120,000,000 shares, consisting of 20,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.
(please see the add-on page attached herein for complete information)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: N/A

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Certificate of Amendment
To Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.39)

The Article IV is hereby amended and restated in its entirety to read as follows:

The Corporation is authorized to issue a total of 120,000,000 shares, consisting of 20,000,000 shares of preferred stock having a par value of $0.001 per share (hereinafter referred to as "Preferred Stock") and 100,000,000 shares of common stock having a par value $0.001 per share (hereinafter referred to as "Common Stock"). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.

The total number of shares of stock of each class with the Corporation shall have the authority to issue are set forth as follows:

Class	Par Value	Authorized Shares
Common Stock	$0.001	100,000,000
Preferred Stock	$0.001	20,000,000
	Total	**120,000,000**

The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

(d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.